UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 15, 2012

Date of report (Date of earliest event reported)

Valmont Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31429	47-0351813
(Commission File Number)	(IRS Employer Identification No.)

One Valmont Plaza
Omaha, NE	68154
(Address of Principal Executive Offices)	(Zip Code)

(402) 963-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 15, 2012, Valmont Industries, Inc. (the “Company”) and its wholly-owned subsidiaries Valmont Industries Holland B.V. and Valmont Group Pty. Ltd. entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto.  Bank of America, N.A., U.S. Bank, National Association and Wells Fargo Bank, National Association acted as Syndication Agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and U.S. Bank, National Association acted as Joint Bookrunners and Joint Lead Arrangers.

The Credit Agreement provides for a $400 million committed unsecured revolving credit facility that matures on August 15, 2017.  Under the Credit Agreement, up to $25 million will be available for swingline loans, up to $75 million will be available for letters of credit and up to $200 million will be available for borrowings in foreign currencies.  The Company may increase the credit facility by up to an additional $200 million at any time, subject to lenders increasing the amount of their commitments.  The obligations arising under the Credit Agreement are guaranteed by the Company and its wholly-owned subsidiaries PiRod, Inc., Valmont Coatings, Inc., Valmont Newmark, Inc., Valmont Group Pty. Ltd. and Valmont Queensland Pty. Ltd.

The Credit Agreement replaces the credit agreement dated October 16, 2008 among the Company, Valmont Industries Holland B.V. and Valmont Singapore Pte. Ltd., as Borrowers, Bank of America, N.A., as Administrative Agent, Banc of America Securities Asia Limited, as Singapore Loan Agent, Bank of America, N.A., Singapore Branch, as Singapore Borrowing Funding Fronting Lender, and the other lenders party thereto (the “Prior Credit Agreement”), which the Company terminated on August 15, 2012.  The Prior Credit Agreement provided for a $280 million revolving credit facility which was due to mature in October 2013.

Borrowings under the Credit Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period, at the Company’s option, at either:

(a)                                 LIBOR (based on 1, 2, 3 or 6 month interest periods, as selected by the Company) plus 125 to 225 basis points, depending on the Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA); or

(b)                                 the higher of (i) the prime lending rate, (ii) the Federal Funds rate plus 50 basis points and (ii) LIBOR (based on a 1 month interest period) plus 100 basis points plus, in each case, 25 to 125 basis points, depending on the Company’s ratio of debt to EBITDA.

A commitment fee, payable quarterly, is also required under the Credit Agreement which accrues at 20 to 40 basis points, depending on the Company’s ratio of debt to EBITDA, on the average daily unused portion of the commitments under the Credit Agreement.

The Credit Agreement requires maintenance of the following financial covenants, measured as of the last day of each fiscal quarter of the Company:

•                  leverage ratio (ratio of the Company’s debt to EBITDA for the prior four fiscal quarters) of 3.50:1 or less; and

•                  interest coverage ratio (ratio of the Company’s EBITDA to interest expense for the prior four fiscal quarters) of 2.50:1 or more.

The Credit Agreement also contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on the Company and its subsidiaries with respect to indebtedness, liens, mergers and acquisitions, investments, dispositions of assets, restricted payments, transactions with affiliates and prepayments of indebtedness.  The Credit Agreement also provides for acceleration of the obligations thereunder and exercise of other enforcement remedies upon the occurrence of customary events of default (subject to customary grace periods, as applicable).

Some of the lenders in the Credit Agreement and / or their affiliates have other business relationships with the Company involving the provision of financial and bank-related services, including cash management services and letters of credit, and have participated in the Company’s prior credit agreements and sales of debt.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

The information reported under Item 1.01 above is incorporated herein by reference.  The Prior Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated October 16, 2008 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Credit Agreement, dated as of August 15, 2012, among the Company, Valmont Industries Holland B.V. and Valmont Group Pty. Ltd., as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valmont Industries, Inc.

Date: August 16, 2012
	By:	/s/ Terry J. McClain
		Name:	Terry J. McClain
		Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1

Credit Agreement, dated as of August 15, 2012, among the Company, Valmont Industries Holland B.V. and Valmont Group Pty. Ltd., as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto.